Exhibit 7.1

PLAN AND AGREEMENT OF MERGER OF
TVPAGE, INC.,
a California corporation

WITH AND INTO TVPAGE, INC.,

a Delaware corporation Dated as of: January 30, 2022
Pursuant to Section 1108 of the California Corporations Code and Section 252 of the Delaware General Corporation Law

THIS PLAN AND AGREEMENT OF MERGER (this “Agreement”) is entered into by and among TVPage., Inc., a California corporation (the “Merging Corporation”), TVPage, Inc., a Delaware corporation (the “Surviving Corporation”), and certain undersigned shareholders of the Merging Corporation (the “Shareholders” and each, a “Shareholder”) as of January 30, 2022.

WHEREAS, the respective boards of directors of the foregoing named corporations deem it advisable that the corporations merge into a single corporation as hereinafter specified (the “Merger”);

WHEREAS, the Merging Corporation filed its original articles of incorporation in the office of the Secretary of State of the State of California on March 9, 2010; and

WHEREAS, the Surviving Corporation filed its original certificate of incorporation in the office of the Secretary of State of the State of Delaware on January 2, 2022 (“Certificate of Incorporation”).

NOW, THEREFORE, the Merging Corporation and the Surviving Corporation, by and between their respective boards of directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said Merger and of carrying the same into effect as follows:

1.	Plan of Merger

a.          The Merging Corporation shall be merged with and into the Surviving Corporation, whereupon the Surviving Corporation shall be the surviving entity and shall succeed to and assume all the rights and obligations of each constituent entity in accordance with the General Corporation Law of the state of Delaware (the “DGCL”) and the California Corporations Code (the “CCC”). Such Merger shall have the effects set forth in Section 259 of the DGCL and Section 1107 of the CCC.

b.       This Merger shall become effective upon filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware (the “Effective Time”).

c.	At the Effective Time, and by virtue of the Merger:

i.          Each share of capital stock of the Merging Corporation shall be exchanged for one (1) share of Common Stock, par value $0.01, of the Surviving Corporation.

ii.          Each outstanding option to purchase a share of common stock of the Merging Corporation shall be converted into one (1) option to Common Stock, par value $0.01, of the Surviving Corporation.

iii.          Each share of common stock of the Merging Corporation reserved for issuance under the existing equity incentive plan, shall be converted into Common Stock of the Surviving Corporation. The Surviving Corporation shall reserve one
(1) share of common stock of the Surviving Corporation, par value $0.01 per share previously reserved under the Merging Corporation;

iv.          any shares reserved for the issuance of any outstanding convertible promissory notes shall be issued as common stock of the Surviving Corporation;

v.          The aggregate number of shares and/or options of the Merging Corporation held by each Shareholder immediately prior to the Effective Time (the “Ownership Interest”) and the number of shares (the “Shares”) and/or options (the “Options”) of the Surviving Corporation held by each shareholder immediately following the Effective time are set forth opposite such shareholder’s name on Schedule I. The Shares issued to the such shareholders shall have the rights, preferences and privileges set forth in the Certificate of Incorporation of the Surviving Corporation. Upon issuance in accordance herewith, the Shares shall be fully paid, nonassessable and outstanding shares of the Surviving Corporation. All vesting terms of the Existing Options shall remain preserved upon conversion to the Options.

d.          The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit 1 attached hereto, and shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Merger until such time as it is further amended as therein provided or in accordance with applicable law.

e.          The Bylaws of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit 2 attached hereto, and shall be the Bylaws of the Surviving Corporation immediately after the Merger a until such time as it is further amended as therein provided or in accordance with applicable law.

f.          The existing board of directors of the Surviving Corporation, listed on Exhibit 3 and incorporated herein, immediately prior to the Merger shall continue as the board of directors of the Surviving Corporation immediately after the Merger without change, to serve, subject to the provisions of the bylaws of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the laws of the state of Delaware, the DGCL, the Certificate of Incorporation and the bylaws of the Surviving Corporation.

g.          The Director and Officers Compensation Plan, a copy of which is attached hereto as Exhibit 4, shall be the Director and Officers Compensation Plan of the Surviving Corporation immediately after the Merger and shall continue in full force and effect as the Director and Officers Compensation Plan of the Surviving Corporation until such time as it is further amended as therein provided or in accordance with applicable law.

h.          The Director and Officers Indemnification Agreement, a copy of which is attached hereto as Exhibit 5, shall be the Director and Officers Indemnification Agreement of the Surviving Corporation immediately after the Merger and shall continue in full force and effect as the Director and Officers Indemnification Agreement of the Surviving Corporation until such time as it is further amended as therein provided or in accordance with applicable law

i.          The officers of the Surviving Corporation immediately prior to the Merger shall become officers of the Surviving Corporation immediately after the Merger and shall serve, subject to the provisions of the bylaws of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the laws of the state of Delaware, the DGCL, the Certificate of Incorporation and bylaws of the Surviving Corporation.

j.          The Merging Corporation shall execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Merger.

k.          Immediately on the Effective Time, that certain Shareholders Agreement dated April 29, 2015 by and between the Merging Corporation and shareholders of the Merging Corporation, shall be terminated.

l.          Immediately on the Effective Time, that certain Registration Rights Agreement dated April 29, 2015 by and between the Merging Corporation and shareholders of the Merging Corporation, shall be terminated.

m.          Immediately on the Effective Time all options granted under the 2011 Plan, to the extent then outstanding and unexercised, shall, automatically and without any action on the part of the optionholder, be converted into an option to purchase under the TVPage, Inc 2022 Stock Incentive Plan, on the same terms and conditions as were applicable to such option immediately prior to the Effective Time, including applicable vesting conditions, the number of shares of Common Stock of the Surviving Corporation equal to the number of shares of Common Stock underlying such option immediately prior to the Effective Time;

n.          Immediately on the Effective Time, any and all agreements and contracts to which the Merging Corporation is a party to (the “Existing Agreements”), including, but not limited to, all client agreements, all partner agreements, and all outstanding convertible promissory notes previously issued by the Merging Corporation, shall be assigned by the Merging Corporation to the Surviving Corporation, such that the Company shall assume and adopt the Existing Agreements as a party thereto;

o.          Immediately on the Effective Time and to the extent permissible by law, the Existing Agreements, the Plan and all options previously granted or to be granted under the Plan shall be governed in all respects by the internal laws of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to conflict of laws rules (the “Governing Law Adjustment”).

2.          Representations and Warranties of Shareholder.Each undersigned Shareholder represents and warrants to the Surviving Corporation as follows:

a.          Title to Equity. Such Shareholder has good and valid title to their Ownership Interest, free and clear of any liens, claims, charges, restrictions, pledges, security interest, options, warrants or other legal or equitable encumbrances, except as set forth on Schedule I.

b.          Entire Interest. The Ownership Interest constitutes all of such Shareholder’s equity and ownership interests in the Merging Corporation. Such Shareholder further acknowledges and agrees that upon issuance by the Surviving Corporation of the Shares set forth in Schedule I, they have no other rights to acquire equity now or at any time in the future with respect to either the Merging Corporation or the Surviving Corporation.

c.          Governing Law. Such shareholder, with respect to any Existing Agreement to which such Shareholder is a party to, agrees to and acknowledges the Governing Law Adjustment.

d.          Restricted Securities. Such Shareholder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. Such Shareholder understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Shareholder must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.   Such Shareholder acknowledges that the Surviving Corporation has no obligation to register or qualify the Shares for resale. Such Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Surviving Corporation which are outside of such Shareholder’s control, and which the Surviving Corporation is under no obligation and may not be able to satisfy.

e.          Legends. Such Shareholder understands that the Shares, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends, in substantially the following form:

“THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF AN AGREEMENT BY AND AMONG THE

SHAREHOLDER, THE SURVIVING CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE SURVIVING CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE SURVIVING CORPORATION.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE SURVIVING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

f.          Accredited Investor. Such Shareholder represents that they are an “accredited investor” within the meaning of Regulation D under the Securities Act.

3.	Assignment of Intellectual Property Rights

a.          Assigned Property. “Assigned Property” means all Technology (as defined below) and Intellectual Property Rights (as defined below) owned by the Merging Corporation as of the Effective Time.

b.          Technology. “Technology” means (i) all technology and intellectual property, regardless of form, including without limitation: published and unpublished works of authorship, including, without limitation, audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including, without limitation, logos, product designs, and product features (“Trademarks”); and (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including, without limitation, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

                    c.          Intellectual Property Rights. “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including without limitation: (i) rights in, arising out of, or associated with Works of Authorship, including, without limitation, rights in maskworks and databases and rights granted under the Copyright Act (“Copyrights”);

(ii) rights in, arising out of, or associated with Inventions, including, without limitation, rights granted under the Patent Act (“Patent Rights”); rights in, arising out of, or associated with Trademarks, including, without limitation, rights granted under the Lanham Act (“Trademark Rights”); (iii) rights in, arising out of, or associated with Confidential Information, including, without limitation, rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”);
(iv) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including ,without limitation, rights of personality, privacy, and publicity (“Personality Rights”); (v) rights of attribution and integrity and other moral rights of an author (“Moral Rights”); and (vi) rights in, arising out of, or associated with domain names (“Domain Name Rights”).

d.          Assignment.   To the extent assignment of the Assigned Property does not occur by operation of law, the Merging Corporation hereby perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to the Surviving Corporation and its successors and assigns, all of the Merging Corporation’s right, title, and interest in and to the Assigned Property. The Merging Corporation further perpetually, irrevocably, and unconditionally assigns, transfers, and conveys to the Surviving Corporation and its successors and assigns all claims for past, present and future infringement or misappropriation of the Intellectual Property Rights included in the Assigned Property, including all rights to sue for and to receive and recover all profits and damages accruing from an infringement misappropriation prior to the Effective Time as well as the right to grant releases for past infringements.

4.          Shareholder Acknowledgment and Release of Claims. By signing this Agreement, each undersigned Shareholder hereby acknowledges and agrees that such Shareholder’s entire Ownership Interest in the Merging Corporation, as well as the applicable vesting schedule with respect to such Shareholder’s Ownership Interest (if any), is set forth opposite such Shareholder’s name on Schedule I hereto and, upon the issuance to such Shareholder of the number of Shares set forth opposite such Shareholder’s name on Schedule I hereto, the Shareholder is not entitled to any other equity (or other) interest whatsoever in either the Merging Corporation or the Surviving Corporation. By signing this Agreement, each Shareholder and his, her or its agents, successors and assigns, if any (each, a “Releasing Party”) releases and absolutely forever discharges the Merging Corporation and the Surviving Corporation and each entity’s respective officers, managers, members, affiliates, employees and agents (each, a “Released Party”) from and against all Released Matters (as defined below), agrees that the release contained herein shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and shall constitute satisfaction in full of any and all obligations of the Merging Corporation or the Surviving Corporation regarding such Shareholder’s equity interest in either the Merging Corporation or the Surviving Corporation. Notwithstanding anything herein or otherwise to the contrary, the release contained herein will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter but involved fraud, willful misconduct or willful misrepresentation, or the breach of any applicable law on the part of such Released Party.

                   a.          “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that a Shareholder now has, or at any time previously had as a member, holder of equity or ownership rights, stockholder, creditor or service provider of the Merging Corporation.

b.          Each Shareholder hereby represents that such Shareholder is not aware of any claims against the Released Parties other than the Released Matters. Moreover, each Shareholder hereby represents that such Shareholder is not aware of any facts which could give rise to a claim of liability against the Released Parties in the future.

c.          Each Releasing Party understands and agrees that the Released Matters provided in this Section 4 above extend to all claims released above whether known or unknown, suspected or unsuspected. As to those matters released herein only, each Shareholder waive and relinquish any and all rights they may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Releasing Parties hereto expressly waive and release any rights and benefits which they have or may have under any similar law or rule of any other jurisdiction pertaining to the matters released herein. It is the intention of the Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

5.	Miscellaneous.

a.          Reorganization for Tax Purposes. This Agreement is intended to constitute a plan of reorganization adopted by the parties hereto within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code ”) and the regulations promulgated thereunder. The Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(F).

b.          Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF DELAWARE AS APPLIED TO AGREEMENTS ENTERED INTO AMONG DELAWARE RESIDENTS TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

c.          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

d.          Waiver. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. No failure to exercise and no delay in exercising any right, power or privilege of a party hereunder shall operate as a waiver or consent to the modification of the terms hereof unless given by the party in writing. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach.

e.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter covered hereby, and supersedes any prior or contemporaneous agreement or understanding related to the subject matter hereof and thereof.

f.          Modification or Amendment. This Agreement may be modified or amended only by written agreement executed and delivered by the Surviving Corporation and a majority of the Shares held by the Shareholders hereto. Any such modification or amendment shall be binding on all parties hereto.

g.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

h.          Headings. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation hereof.

i.          Severability. If any provision set forth in this Agreement is determined by a court of competent jurisdiction to be unenforceable by reason of its being too extensive in any respect, such provision shall be interpreted to have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity of the other provisions hereof, which shall continue in full force and effect.

j.          Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Plan and Agreement of Merger is hereby executed upon behalf of each of the constituent corporations parties thereto, as of the date set forth above.

MERGING CORPORATION

TVPAGE, INC.,
(a California corporation)

By: /s/ Allon Caidar
       Name: Allon Caider
       Title: Chief Executive Officer

SURVIVING CORPORATION

TVPAGE, INC.,
(a Delaware corporation)

By: /s/ Allon Caidar
       Name: Allon Caider
       Title: Chief Executive Officer

[Signature Page to TVPage, Inc. Plan and Agreement of Merger]

IN WITNESS WHEREOF, this Plan and Agreement of Merger is hereby executed as of the date set forth above.

SHAREHOLDER:

SIGNATURE:

NAME:

TITLE (IF APPLICABLE):

[Signature Page to TVPage, Inc. Plan and Agreement of Merger]

Omitted Schedules and Exhibits

Schedule I – Capitalization Table

Exhibit 1 – Amended Certificate of Incorporation

Exhibit 2 – Amended and Restated Bylaws

Exhibit 3- List of Directors

Exhibit 4 – Compensation Policy for Directors and Officers

Exhibit 5 – Form of Indemnification Agreement for Directors and Officers